EXHIBIT 99.1

BBSI Reports Strong Fourth Quarter and Full Year 2024 Financial Results

- Fourth Quarter Revenues up 10% to $304.8 Million With Net Income up 15% to $16.8 Million, or $0.63 per Diluted Share -

VANCOUVER, Washington, February 26, 2025 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the fourth quarter and full year ended December 31, 2024.

All share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the four-for-one stock split that was distributed in the form of a stock dividend in June 2024 (the “Stock Split”).

Fourth Quarter 2024 Financial Summary vs. Year-ago Quarter

•
Revenues up 10% to $304.8 million.
•
Gross billings up 10% to $2.25 billion.
•
Average worksite employees (“WSEs”) up 5%.
•
Net income up 15% to $16.8 million, or $0.63 per diluted share, compared to net income of $14.6 million, or $0.54 per diluted share.

Full Year 2024 Financial Summary vs. 2023

•
Revenues up 7% to $1.14 billion.
•
Gross billings up 8% to $8.33 billion.
•
Average WSEs up 4%.
•
Net income up 5% to $53.0 million, or $1.98 per diluted share, compared to net income of $50.6 million, or $1.85 per diluted share.

"We finished 2024 on a strong note, achieving 10% growth in both revenue and gross billings during the fourth quarter, which helped drive a 15% increase in earnings," said BBSI President and CEO Gary Kramer. "These solid results were supported by record WSE additions from new clients, continued high client retention, and a strong year-end selling season for our BBSI Benefits healthcare offering. This strong quarter caps off an exceptional year for BBSI, and that momentum continued into a strong January, which positions us well for continued growth and success in 2025."

Fourth Quarter 2024 Financial Results

Revenues in the fourth quarter of 2024 increased 10% to $304.8 million compared to $276.7 million in the fourth quarter of 2023.

Total gross billings in the fourth quarter increased 10% to $2.25 billion compared to $2.05 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer (“PEO”) services, specifically resulting from increased WSEs from net new clients and client hiring, as well as higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.3% in the fourth quarter of 2024 and benefited from lower workers’ compensation costs as well as favorable prior year liability and premium adjustments of $2.4 million. This compares to 2.6% in the fourth quarter of 2023, which included favorable prior year liability and premium adjustments of $5.4 million.

Net income for the fourth quarter of 2024 increased 15% to $16.8 million, or $0.63 per diluted share, compared to net income of $14.6 million, or $0.54 per diluted share, in the year-ago quarter.

Full Year 2024 Financial Results

Revenues in 2024 increased 7% to $1.14 billion compared to $1.07 billion in 2023.

Total gross billings in 2024 increased 8% to $8.33 billion compared to $7.72 billion in 2023 (see “Key Performance Metrics” below). The increase was driven by growth in PEO services, specifically resulting from increased WSEs from net new clients and client hiring, as well as higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.4% in 2024 and benefited from lower workers’ compensation costs as well as favorable prior year liability and premium adjustments of $18.5 million. This compares to 2.7% in 2023, which included favorable prior year liability and premium adjustments of $14.9 million.

Net income in 2024 increased 5% to $53.0 million, or $1.98 per diluted share, compared to net income of $50.6 million, or $1.85 per diluted share, in 2023.

Liquidity

As of December 31, 2024, unrestricted cash and investments were $121.9 million compared to $94.4 million at September 30, 2024. BBSI remained debt free at year end.

Capital Allocation

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased $7 million of stock in the fourth quarter comprising 162,100 shares at an average price of $43.23. At December 31, 2024, approximately $29.8 million remained available under the $75 million repurchase program.

The Company paid $2.1 million of dividends in the quarter, and BBSI’s board of directors confirmed its next regular quarterly cash dividend at $0.08 per share. The cash dividend will be paid on March 28, 2025, to all stockholders of record as of March 14, 2025.

Through a combination of stock repurchases and dividends, year-to-date capital returned to shareholders totaled more than $37 million.

Outlook

In 2025, BBSI expects the following:

•
Gross billings growth of 7% to 9%.
•
Growth in the average number of WSEs of 4% to 6%.
•
Gross margin as a percent of gross billings of 2.85% to 3.10%.

•
Effective annual tax rate to remain at 26% to 27%.

Conference Call

BBSI will conduct a conference call on Wednesday, February 26, 2025, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the fourth quarter and full year ended December 31, 2024.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, February 26, 2025
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13751117

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 26, 2025.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13751117

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and twelve months ended December 31, 2024 and 2023.

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2024	2023	2024	2023
Gross billings	$2,251,997	$2,051,922	$8,327,091	$7,716,152
PEO and staffing wages	$1,964,001	$1,791,792	$7,245,093	$6,711,115

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
PEO and staffing wages	87.2%	87.3%	87.0%	87.0%
Payroll taxes and benefits	7.3%	6.9%	7.6%	7.2%
Workers' compensation	2.3%	2.6%	2.4%	2.7%
Gross margin	3.2%	3.2%	3.0%	3.1%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended December 31,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth	2022
Average WSEs	133,124	5.2%	126,492	2.2%	123,761
Ending WSEs	132,069	4.4%	126,446	3.4%	122,306

	(Unaudited)
	Year Ended December 31,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth	2022
Average WSEs	129,577	4.2%	124,306	1.9%	122,001
Ending WSEs	132,069	4.4%	126,446	3.4%	122,306

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,100 PEO clients in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas and the potential effects of changing governmental policies and natural disasters; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs, particularly with regard to health insurance benefits; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effect of changing interest rates and conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2023 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$55,367	$71,168
Investments	66,492	81,027
Trade accounts receivable, net	234,533	171,407
Income taxes receivable	2,662	7,987
Prepaid expenses and other	18,698	18,443
Restricted cash and investments	97,690	97,470
Total current assets	475,442	447,502
Property, equipment and software, net	56,781	50,295
Operating lease right-of-use assets	20,329	19,898
Restricted cash and investments	134,454	145,583
Goodwill	47,820	47,820
Other assets	6,205	6,222
Deferred income taxes	4,477	4,218
Total assets	$745,508	$721,538
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,787	$6,593
Accrued payroll and related benefits	215,648	160,930
Payroll taxes payable	49,685	73,150
Current operating lease liabilities	6,231	6,623
Current premium payable	31,134	35,276
Other accrued liabilities	10,330	10,674
Workers' compensation claims liabilities	39,081	50,006
Total current liabilities	358,896	343,252
Long-term workers' compensation claims liabilities	89,365	117,757
Long-term premium payable	49,840	37,812
Long-term operating lease liabilities	15,215	14,590
Customer deposits and other long-term liabilities	10,788	8,987
Stockholders' equity	221,404	199,140
Total liabilities and stockholders' equity	$745,508	$721,538

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenues:
Professional employer services	$284,517	$254,282	$1,063,386	$982,268
Staffing services	20,303	22,400	81,145	87,039
Total revenues	304,820	276,682	1,144,531	1,069,307
Cost of revenues:
Direct payroll costs	15,392	16,743	61,010	65,042
Payroll taxes and benefits	163,720	141,363	628,534	555,758
Workers' compensation	54,333	52,963	201,736	205,975
Total cost of revenues	233,445	211,069	891,280	826,775
Gross margin	71,375	65,613	253,251	242,532
Selling, general and administrative expenses	48,818	45,578	185,869	174,772
Depreciation and amortization	1,938	1,837	7,601	7,110
Income from operations	20,619	18,198	59,781	60,650
Other income (expense):
Investment income, net	2,522	1,787	11,130	8,643
Interest expense	(45)	(48)	(178)	(166)
Other, net	(35)	(232)	89	(139)
Other income, net	2,442	1,507	11,041	8,338
Income before income taxes	23,061	19,705	70,822	68,988
Provision for income taxes	6,261	5,147	17,829	18,376
Net income	$16,800	$14,558	$52,993	$50,612
Basic income per common share (1)	$0.65	$0.55	$2.03	$1.88
Weighted average number of basic common shares outstanding (1)	25,907	26,422	26,076	26,921
Diluted income per common share (1)	$0.63	$0.54	$1.98	$1.85
Weighted average number of diluted common shares outstanding (1)	26,626	26,956	26,708	27,394

(1) Prior period results have been adjusted to reflect the Stock Split.

Investor Relations

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com